TECHNICAL CONSULTANCY & SERVICES AGREEMENT
[translation]

THIS TECHNICAL CONSULTANCY & SERVICES AGREEMENT(this “Agreement”) is made on September 17, 2010  in Xi’an City of China and is the amendment to the TECHNICAL CONSULTANCY & SERVICES AGREEMENT dated May 23, 2007.

BETWEEN

(1)        Vallant Pictures Entertainment Co., Ltd., with a registered address at OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands (“ Party A”),

AND

(2)         Xi’an TV Media Inc., with a registered address at Room 2802, Block B, Zhong Lian Yi Hua Yuan, No. 190 Wen Yi Bei Road, Xi’an City, China (“Party B”),.

Party A and Party B are referred to collectively in this Agreement as the “Parties”.

RECITALS

(1) Party A, a company limited by shares and incorporated under law of British Virgin Islands and has the expertise in providing consultancy advice and services in relation to the production of television mini-series, features and commercials;

(2) Party B, a private-owned limited company incorporated in Xi’an City of China and is engaged in the business of (1) production and distribution of television mini-series, features and commercials; (2) production and agency service of printed and outdoor advertisements; (3) planning and organization cultural events and arts performance; (4) agency and training of artists; (5) design and production of stage performance; (6) leasing of lightings, sound and filming facilities; (7) information technology network construction, operation and maintenance; (8) development and construction of studios as tourism facilities (the “Business”);

(3) The Parties desire that Party A provide to Party B technical consultancy and services in relation to production and distribution of television mini-series, features and commercials; and Party A is entitled to a compensation that is equivalent to the net profit of Party B as audited under US GAAP;

(4) In order to ensure that Party B will perform its obligations under this Agreement, and in order to provide an additional mechanism for the Party A to enforce its rights to collect the Consulting Services Fees from Party B, over a simple majority of the shareholders of Party B agree to pledge their equity interest in Party B as security for the performance of the obligations of Party B under this Agreement and the payment of Consulting Services Fees under this Agreement;

(5) The Parties are entering into this Agreement to set forth the terms and conditions under which Party A shall provide consultancy and related services to Party B and hence to ensure that the wholly-owned shareholder of Party A may enforce its rights to control the business of Party B.

NOW THEREFORE,the Parties agree as follows:

1.  DEFINITIONS

1.1  Unless otherwise stipulated in this Agreement, the following terms shall have the following meanings:

“Business Day,” shall mean the part of a day during which the businesses of banks in China are operating, usually from 9 am to 6 pm Monday through Friday;

“China Laws” shall means the laws and regulations promulgated by the National People’s Congress, State Council, State Commissions of the People’s Republic of China, including all the interim measures, regulations and notices.

“Force Majeure Events” shall mean causes beyond a party's reasonable control and occurring without its fault or negligence, including, without limitation, Acts of God, wars, insurrections and/or any other cause beyond the reasonable control of the party whose performance is affected

“PRC” means the People’s Republic of China and excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan;

“US GAAP” shall be the Generally Accepted Accounting Principle of the United States of America;

1.2 Representation and Warranties.  All the Parties represent to the other party that:

1.2.1  it is incorporated in accordance with the law in its respective incorporation place;

1.2.2  it is legally capable to enter into this Agreement and perform the obligation hereto;

1.2.3  its signing party is fully authorized;

1.2.4  execution of this Agreement shall not violate any of its business license, article of association, by-laws, or any laws and regulations, or other contracts;

1.2.5  to its best knowledge, there is no court notice, orders or suggestions that may adversely affect its performance of its obligation under this Agreement;

1.2.6  it has fully disclosed to the other party with respect to any governmental policy that may adversely affect its performance of its obligation under this Agreement;

1.2.7  it has not become bankruptcy or insolvent or is the subject of proceedings or arrangements for liquidation or dissolution;

2. RETENTION AND SCOPE OF SERVICES

2.1  Exclusive Services Provider. During the term of this Agreement, Party A shall be the exclusive provider of the services set forth below. Party B shall not seek or accept similar services from other providers unless the prior written approval is obtained from Party A.

2.2  Services. Party B hereby agrees to retain the services of Party A, and Party A accepts such appointment, to provide to Party B services in relation to the current and proposed operations of Party B’s business in the PRC upon the terms and conditions of this Agreement. The services subject to this Agreement shall include, without limitation: (a) market intelligence and audience preference research to support the production of movie and television mini-series; (b) advisory and assistance relating to films investment; (c) advisory on mini-series and film screenplay creation, principle photography and other related production and planning; (d) collect sales income and service fees on behalf of Party B; (e) advice and assistance in relation to the staffing of Party B, including assistance in the recruitment, employment, training and secondment of management personnel, administrative personnel and staff of Party B; (f) advice and assistance relating to development of technology and provision of consultancy services, particularly as related to the television mini-series production technology; and (g) such other advice and assistance as may be agreed upon by the Parties.

2.3  For the purpose of this Agreement, Party B agree to hire the staff in PRC necessary for Party A to fulfill its obligation as stipulated under this Agreement; and Party B shall be responsible for the cost (including basic salary, subsidy, commission and social insurance) of such staffing.

3.  COPYRIGHTS

3.1  Copyrights Related to the Services. Party B shall own all copyrights of television mini-series and films developed in the course of providing Services, or derived from the provision of the Services. Party A shall be entitled to the profit derived as Party B utilize such copyrights.

3.2  Copyrights Ownership. Party B is responsible to hold the copyrights of the mini-series and films derived from the provision of the Services by Party A, and the staffs of Party B shall not claim any right on such copyrights.

3.3  Conditional Transfer of Copyrights. Party B may transfer the copyright to a third party with the prior written consent of Party A.

4.  PAYMENT

4.1  Service Fee. In consideration of the Services provided by Party A hereunder, Party B shall pay to Party A during the term of this Agreement a consulting services fee (the “Consulting Services Fee”), payable in RMB each year, equal to 100% of its revenue for such year based on the annual financial statements audited under US GAAP. Such yearly payment shall be made within once a year after receipt by Party A of the financial statements referenced above.

4.2  Pledge. Party B shall permit and cause Party B’s shareholders to pledge the equity interests of Party B to Party A in the amount of 100% for securing the Consulting Services Fee that should be paid by Party B pursuant to this Agreement.

5.  TERM AND TERMINATION

5.1  This Agreement shall take effect on the signing date of this Agreement and shall remain in full force and effect until Party B becomes bankruptcy or insolvent or is the subject of proceedings or arrangements for liquidation or dissolution or ceases to carry on business, unless early termination occurs in accordance with relevant provisions herein or in any other relevant agreements reached by all parties.

5.2  This Agreement can be terminated by either Party giving 30-days prior written notice to the other Party with or without a reason. Under the circumstances that Party B serves the prior written notice to the Party A for termination, Party B hereby agrees to pay a penalty to Party A that is equivalent to the net profit of the last fiscal year.

5.3  This Agreement may be terminated by Party A provided that:

5.3.1  if any circumstances (including but not limiting to Force Majeure Events) arise which materially and adversely affect the performance or the objectives of this Agreement

5.3.2  if Party B has committed a material breach of this Agreement (including but not limited to the failure by Party B to pay the Consulting Services Fee) and such breach, if capable of remedy, has not been so remedied within, in the case of breach of a non-financial obligation, 45 days, following receipt of such written notice;

5.3.3 if Party B transfer the copyrights without the prior consent of Party A

5.4 Any Party electing properly to terminate this Agreement pursuant to Clause 7.2 shall have no liability to the other Party for indemnity, compensation or damages arising solely from the exercise of such right. The expiration or termination of this Agreement shall not affect the continuing liability of Party B to pay any Consulting Services Fees already accrued or due and payable to Party A. Upon expiration or termination of this Agreement, all amounts then due and unpaid to Party A by Party B hereunder, as well as all other amounts accrued but not yet payable to Party A by Party B, shall forthwith become due and payable by Party B to Party A.

6.  PARTY A’S REMEDY UPON PARTY B’S BREACH

6.1  In addition to the remedies provided elsewhere under this Agreement, Party A shall be entitled to remedies, including without limitation penalty charges for any due and outstanding debt owned by Party B at 10% of total Consulting Service Fee payable every 10 days. If the Consulting Service Fee remain as outstanding for consecutive 30 days, Party A is entitled to terminate this Agreement and all the legal fees incurred to recover losses from such breach.

7.  FORCE MAJEURE

7.1  Neither party shall be liable for any failure or delay in performance under this Agreement to the extent said failures or delays are proximately caused by Force Majeure Events, provided that, as a condition to the claim of nonliability, the party experiencing the difficulty shall give the other prompt written notice with full details within 15 days following the occurrence of the Force Majeure Event. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused.

7.2  Either party shall have the right to terminate this Agreement if such delay or default caused by Force Majeure Events persist for 30 consecutive days.

8.  ASSIGNMENT

8.1  No part of this Agreement shall be assigned or transferred by either Party without the prior written consent of the other Party. Any such assignment or transfer shall be void. Party A, however, may assign its rights and obligations hereunder to its wholly-owned subsidiary.

9.  GOVERNING LAW

9.1  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the People’s Republic of China (“PRC Laws”).

9.2  Change of Governing Laws. Under the circumstances that existing PRC Laws are amended or new PRC Laws become effective (“Change of Governing Laws”), and provided that such changes are in favor to any Parties, the concerned party shall have the right to apply for the preference treatment as stipulated in such amendment or changes.

9.3  Subject to the adverse effect to the rights of any party due to Change of Governing Laws, the parties hereby agree that:

9.3.1  this Agreement shall be governed by the PRC Laws before the Change; or

9.3.2  any party can terminate this Agreement in the absence of a remedy to the adverse effect due to the Change.

10.  DISPUTE RESOLUTION

10.1  Arbitration. Any dispute arising from, out of or in connection with this Agreement shall be settled through friendly consultations between the Parties. Such consultations shall begin immediately after one Party has delivered to the other Party a written request for such consultation. If within thirty (30) days following the date on which such notice is given, the dispute cannot be settled through consultations, the dispute shall, upon the request of either Party with notice to the other Party, be submitted to arbitration in China under the auspices of Xi’an Arbitration Centre. The outcome of the arbitration shall be final and binding upon the Parties, and its terms enforceable.

10.2  Continuing Obligations. During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Agreement.

11.  GENERAL

11.1  This Agreement shall be valid and binding as of the signing date first set forth above.

11.2  The headings in this Agreement shall not affect the interpretation of this Agreement.

11.3  The knowledge, information, belief or acknowledgement of any party as referred in this Agreement refers to the knowledge, information, belief or acknowledgement of any party acquired after reasonable investigation.

11.4  Unless otherwise stipulated in this Agreement, references herein to Clauses are to be construed as reference to Clause of this Agreement.

11.5  The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

11.6  This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous agreements.

11.7  No amendment, change, or modification of this Agreement shall be valid unless in writing signed by the parties hereto. Any amendment, change or modification that is subject to the approval of the government shall be valid upon receipt of such governmental approval.

11.8  Should any clause or any part of any clause contained in this Agreement be declared invalid or unenforceable for any reason whatsoever, all other clauses or parts of clauses contained in this Agreement shall remain in full force and effect.

11.9  None of the rights or obligations of either of the Parties under this Agreement shall be capable of being assigned or transferred in whole or in part without the consent of the Parties.

11.10  This Agreement shall be executed in two (2) duplicate originals in Chinese. Each Party has received one (1) duplicate original, and all originals shall be equally valid.

11.11  All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

11.12  Any notice, demand or other communication given or made under this Agreement or in connection herewith shall be in writing and delivered personally or by prepaid letter, telegram or cable and shall be deemed to have been received, in the case of a telegram or cable, at the time of dispatch thereof, (provided that, if the date of dispatch is not a business day, it shall be deemed to have been received at the opening of business on the next such business day) and, in the case of a letter, when delivered personally or 2 days after it has been posted by registered mail. Any notice shall be sufficiently served if sent to the addressee at its above address.

[SIGNATURE PAGE FOLLOWS]

Signature Page

IN WITNESS WHEREOFboth parties hereto have caused this Agreement to be duly executed by their legal representatives and duly authorized representatives on their behalf as of the date first set forth above. The parties hereto agree that facsimile signatures shall be as effective as if originals.

PARTY A:	Vallant Pictures Entertainment Co., Ltd. Authorized Signature: /s/ Li Bin

PARTY B:	Xi’an TV Media Inc. Legal Representative: /s/ Li Dean

Appendix 1: The list of Copyrights of Television mini-series and movies owned by Party A.

The list below set forth the copyrights of television mini-series and movies owned by Party B as of the signing date first set forth above. Party A shall be entitled to the profit when Party B makes use of such copyrights. Party A shall be entitled to the profit derived or developed from the intellectual property of any future television mini-series and/or movies produced in the course of providing Services, or derived from the provision of the Services.

1.	Lucky Chicken
2.	Tianshan Urgency Action
3.	Hard Corps
4.	Drive Dragon Gate
5.	Lover’s Grief
6.	Special Mission
7.	Plum Blossom Archive
8.	Invisible Wings
9.	County Major with Doctor Degree
10.	Lotus Lantern Prequel
11.	Fox-Hunting